
SimpleForms
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$99.20 minimum investment

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Introduction


SimpleForms
Our solutions for everyone's business.
Employee Info •
Export Employee Info •
ACCOUNTING
• Vendor W9, 1099s
• Insurance Certs.
• Contracts
VENDORS
Employee Info •
Witholdings/updates •
Requested Paystubs/W2 •
HR & PAYROLL
Company Info •
Employee Info •
POS & TIME CLOCK
INDUSTRY SPECIFIC MANAGEMENT SOFTWARE
Company Info •
Employee Info •
CORPORATE
INDIVIDUAL
FREELANCING
TAXES
SECOND JOB
ACCOUNTING
RENTALS & LEASING

SimpleForms is a pain killer for the time consuming and tedious process of employee documentation. We enable businesses to build their perfect employee, vendor, or client on-boarding tool by utilizing not only our form database, but our custom form creator, and endless integration opportunities.

After living the problem while working with Summit Series on Summit Outside, our Founder Emily Rotolo set out to solve the numerous problems around hiring; hiring outside a traditional work environment, confusion from both sides of the table, how employment forms need to be stored or filed, risks of audits, fines and penalties.

On top of all the pain caused to employers Emily thought it was completely unfair that individuals are not allowed to ask HR or their managers for help to fill out the W-4 Form and there was a massive hole for employees that have multiple jobs or freelance on the side. Which is why we started with the only three redundant forms across industries at the core of SimpleForms, the W-4, I-9 and W-9. As our two products work in sync of each other we have an achievable way to work with the 55 million Americans that are working as freelancers and millions of small businesses across the country.


SimpleForms becomes the source of information for all your other systems.
HR & Accounting
Witholdings / Updates
Requested Pay Stubs / W2
POS, Time Clocks, Scheduling Software
Company Info
Employee Info
Industry Specific Management Software
Company Info
Employee Info
Vendors
Vendor W9 and 1099s
Insurance Certifications
Contracts
Employment Documents
Exchange Handbooks, Brand Manifesto, Uniform Updates and more
Also great for managing
Freelance Jobs, Second Jobs, Taxes, Accounting, Rentals & Leasing

How It Works


pleForms
SIGN IN
Welcome!

Where other onboarding softwares can be clunky or hard to figure out, SimpleForms' custom designed platform looks and works great on desktop, tablet, and smart phone.

With a walkthrough to help new managers and new hires, SimpleForms answers your questions right in the app.


Success, your w4
is submitted!

Tax Form Selection Walkthrough

Not sure which form your employee needs to fill out? SimpleForms collects basic employee information and lets you know which forms are required.

You can set any of the forms as required, optional, or disable them entirely to keep the employee's form filling process as easy as possible.


Employment Type
Full-Time
Part-Time
Short Term
Pay Rate
13
Yearly
Monthly
Bi-Monthly
Form Selection (Employees only)
Required
Optional
Disabled
W-4
Required
Optional
Disabled
W-9
Required
Optional
Disabled
I-9

Auto-Populate New Hire Forms

With a quick form and everything online, new form creation is a breeze. SimpleForms auto-populates your company information into the form so you don't need to rewrite it for every new hire.

Do you have custom forms like NDAs that need a signature? Or company handbooks that need a confirmation that they have been read? These are easily added in our custom forms section and are sent to new hires along with their tax forms.


Company Information
Company Name
Company Admin First Name
Middle Initial
Last Name
Email Address
Company Admin Title
Company Address
City
State
ZIP
Company Phone
Company Admin Direct Phone
Company EIN Number
Update Company Information

Automatic Onboarding Steps With Notifications

Managers and/or Human Resources receive notifications when forms are completed or if there is a missing item. The forms can then be authorized electronically, and are stored safe and secure.

Online forms make it easy to keep track of your employee's progress and send notifications if there is a missing signature.

Status	w4	w9	i9
complete	0	1	0
incomplete	1	0	1
not started	1	1	1

Status Per Person

Hire Date	Name	Forms Sent	Completed	Email
2017-04-17	Tracy Peterson	3	0	tracy@delicioussubs.com
2017-04-25	Michael Smith	3	1	michael@delicioussubs.com

Go Paperless & Digital Signatures

Streamline your I-9, W-4, W-9, and signature processes with auto-populated paperless forms and secure cloud storage. SimpleForms makes completing the onboarding checklist fast and convenient, with easy access from every device.

With individual employee and manager accounts and secure logins, your company can count on SimpleForms' high level of security.



Adopt Your Signature
Confirm your name, initials, and signature.
Full Name
Michael Smith
Initials
MS
Select Style
Draw
PREVIEW
Change Style
DocuSigned by:
Michael Smith
89EA8C8FB92D4DE...
DS
MS
By selecting Adopt and Sign, I agree that the signature and initials will be the electronic representation of my signature and initials for all purposes when I (or my agent) use them on documents, including legally binding contracts - just the same as a pen-and-paper signature or initial.
ADOPT AND SIGN
CANCEL

The Market

We built SimpleForms to span industries. However, we are taking a very focused approach into franchised businesses. There are 750,000 District locations and growing. Once imbedded with a franchise as they grow our SimpleForms platform is proving to grow with them. 60% in the first 6 months with our initial beta user Jersey Mike's Franchise, who is estimating doubling total number of locations in the next 4 years to over 4,000 locations. This contract alone would be worth over 1.75M a year.

We chose 4 industries with the largest turnover rates and short or seasonal positions and have been finding success in each, as each employee uses our platform and adds in their second job or freelancing gig it opens SimpleForms up to a new enterprise contract. We also enable the individual to create and use their own account, by enabling features that otherwise an individual would have to pay for and allowing the autonomous use of our product not only differentiates us from our competitors but allows individuals to take advantage of our completion, signage, and sending of documents across jobs, creating a viral growth coefficient and enabling us to become the standard in document completion. As we grow towards a gig economy the timing of our second product and use of funds for this round could not be any better. Freelancers have taken 34% of the workforce or 55M Americans. We will enable all of them a standard in W-9 management like no other platform.

The 4 industries we are focusing in: Food/Beverage and Hospitality, Retail, Construction and Recreation and Entertainment. Giving us an overall TAM of 2.6M establishments according to BLS in just these 4 industries alone.

A Business Model Designed for Organic Growth


Company
Employee
Independent Contractor
Independent Contractor
Company 2
W9 CONTRACTED COMPANY
W9 CONTRACTED COMPANY
Employee
Employee
Independent Contractor
Independent Contractor

Success So Far

We are live in 10 states with 200 locations using SimpleForms. We are still in our paid Beta as we have yet to produce all the features we feel is required to be in our V1. However, In the first 6 months of usage Jersey Mike's has expanded their corporate contract by 60%. One of our other franchises also added an additional location within the first 6 months of being on SimpleForms portal. We've had a growing wait list for our individual users doing no marketing.

The marketing we have done, {content marketing and email marketing as well as some PPC ads and Facebook retargeting ads.} is working. We have franchised specific businesses and businesses that span industries reaching out to us daily.

We are very excited to launch with our first events customer who hires independent contractors for all the major festivals, Coachella, StageCoach to name a few. The key growth factor will be enabling those individuals to take it with them to the next festival they freelance for http://www.findthespots.com/events/

As we grow, and what we learned was really focused within our KPIs. Rather than number of employees added we are focused on forms completed. Which opens up a whole new avenue for us to learn and run tests on. Some of the new technology we are building currently will run analytics and define our sweet spot. How many forms needed to be added in the first 48 hrs to know this will be a successful customer. How quickly are the forms being turned around, minutes, days is also a key factor we are focused on. Our goal is to have documents turned completed and stored within minutes.

In Feb. we are releasing our Independent Contractor/Vendor Portal which works in tangent with our enterprise portal.

The exciting piece for 2018 however will be the beginning of our OCR Technology. We will be able to take a picture of any document, analyze its content and autofill as if it was already an online form. From there we will be able to send it to your employee or employer for it's next stage.

Success at Pitch Competitions

- Selected, pitched and won Hera Fast Pitch
- Pitched at Hera Summit
- Pitched and won at 37 Angels
- Finalist for Cox San Diego Pitch Competition

We're a Public Benefit Corporation

SimpleForms is established under Delaware law as a Public Benefit Corporation. That means that our Board of Directors may consider the public benefit, in addition to shareholder return on investment, in their decision-making. Our intent is to create a materially positive impact on society and the environment.

Specifically, our board has identified 3 specific public benefit purposes:

1. To support veterans;
2. To support the physically and mentally disabled; and
3. To support education of underprivileged children in low income communities.

We plan to direct 1% of our annual revenue to support these purposes.

Team

We are a team of 4 full time, 1 part time in office and 2 independent contractors.



Emily Rotolo CEO & Founder - Fundraising / Sales / Biz dev focus

Emily Rotolo graduated from Georgetown University, where she was a Division I athlete and pre-med. Before beginning mcat studies Emily thought it would be smart to take an internship in business to explore options. She started with Bisnow Media and was hooked on entrepreneurship as her future. After living the problem while working with Summit Series on Summit Outside, Emily set out to solve the numerous problems around hiring; hiring outside a traditional work environment, confusion from both sides of the table, employers and employees on the correct forms to complete, how they need to be stored or filed and creating a streamlined process that could work for any industry. Because SimpleForms is not built to be an HRIS system it's growth unrestricted.



Jonathan Romanowski Founding Partner - Technical Cofounder – Chief Engineer

Full stack engineer with 10 years of professional experience in javascript, developing robust web applications for the last 6 years. Worked as Engineering Lead of multiple teams and have professional experience as being part of an innovation team with specialty on producing proof of concept products to a market to see if they will gain traction.



Diana Le IA / UX / UI Designer

Hello! I'm Di, I'm a bonafide tech junkie that has been lucky enough to spend the last 15 years designing user experiences and interfaces for mobile, consumer electronics and robotics, while working and learning from amazing people. At Bridgepoint and USD I was able to tackle legacy education problems, that students face in learning in today's evolving world. Right at the beginning wave of 4k streaming, working with the DivX team, we were able to make 4k content streamable on any device, no matter the formatting. Sometimes technology, isn't just about new inventions but making experiences for every platform. With Zillow, I was tasked to take the familiar iOS experience, and really tailor the application usability to Android users.

The greatest shift in technology, perhaps exists within the realm of AI, machine learning and robotics. At Brain Corporation, I'm working with the machine vision/AI navigation team to bring intelligence and automation to current existing commercial products like forklifts, cleaning machines and helping to design how the human and machine interactions will evolve.

I'm incredibly thankful to have found the SimpleForms team, where I'm able to contribute my experiences and expertise to help design a technology that provides a much needed solution to problems, every working person deals with, understanding and completing the necessary documentations for the various aspects of starting a job.



Todd Gleed Product Manager

Todd Gleed is a passionate product manager excited about building simple, intuitive products. He has a degree from UCSD in Cognitive Science with a specialization in Human Computer interaction, and 7 years of experience doing design and development work on government contracts, such as command and control interfaces for submarines and UAVs. In addition, he has his MBA from Carnegie Mellon's Tepper School of Business. Todd now is focused on early stage startups, where he can have immediate impact on new products. He has experience as the first product employee at PhaseZero Ventures, a startup based in Los Altos that is partnered with a Fortune 500 company to create a product that revolutionizes tire maintenance in the trucking industry. Todd is customer obsessed, and always puts the user first in order to deliver products that solve real problems.



Matt Sheppard Dev Ops

Matt worked in the IT industry since 2007, first in the networking and data center fields as a support engineer, and then more recently as a systems engineer working with more traditional software development teams. Matt earned his bachelor's degree in computer science (emphasis on security) in 2014 and has a wide variety of professional certifications, most recently earning an AWS solutions architect certification. Matt began working with Geoff and Jon (Romo) in early 2016 as the senior DevOps engineer at National Funding building out both the tools and processes for continuous delivery of new software applications and features.

Michael Chiang Junior Engineer

After two years of studying Cognitive Science and Computer Science at UCSD, I decided to withdraw to accelerate the development of my practical skills and pursue my passion in software engineering. I taught myself to code and had the invaluable experience of bringing my ideas to life and building software applications from the ground up. Using technologies across the full stack, I built sophisticated and industry-grade tools that emphasizes my mission to keep the world connected and informed.

Advisory Board

Geoff Howard
CTO at National Funding, Formerly Director of Engineering TurboTax

Justin Ricci
First Employee at GoFundMe, helped with relationship building with ADP and integrations

Jonas Tempel
Founder of Beatport, Factory Labs, Partner at Rokk3r Labs

Be a part of SimpleForms

This is an offering of Common Stock, under registration exemption 4(a)(6), in SimpleForms, PBC. This offering must raise at least $10,000 by February 5, 2018 at 4:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. SimpleForms may issue additional securities to raise up to $200,000, the offering's *maximum*.

$21,985 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

8,170,161 shares × $0.31 per share
= $2,532,750 implied valuation

Financials

Our allocation of funds would be used primarily for marketing and sales along with partnerships and integration efforts. We plan to bring on more inside sales team members, which could increase our output of demos, which is what converts a sale. We look at our raise as being 35% Sales and Marketing (we would be attending more trade shows) 30% integrations and partnerships, allowing us to become "The Source of Information" 25% Operations we would hire an additional developer to start and expand our OCR technology and 10% Legal and R&D

These financial statements have been reviewed by an independent Certified Public Accountant.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- CPA review letter

SimpleForms' SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on November 6, 2017
- Form C-A on November 13, 2017

Ask SimpleForms a question

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Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

As a public benefit corporation, or PBC, organized under Delaware law, the Company is not exclusively managed to maximize its profitability for the benefit of its shareholders. This may mean that the Company fails to produce the same financial results it might have otherwise achieved if it was not a PBC. On the other hand, certain stakeholders (customers, employees, some investors) may be attracted to the Company because of shared goals or support for these specific public benefit purposes and this may translated into expanded business opportunities and related results. PBCs are a relatively new type of entity and there is not yet sufficient experience of the operations of these types of companies to evaluate the impact of being a PBC on the long-term prospects of a company. While certain benefits may result from a company operating as a PBC (such as the flexibility to allow a profit-seeking company to also serve identified public benefits, expanded investment possibilities, branding power that could translate into expanding its customer base and motivating existing employees and anti-takeover defenses), there are also certain risks and uncertainties of a PBC. These may include investor hesitancy to invest in a company institutionally committed to more than just shareholder return on investment, legal uncertainty around board of director fiduciary duty and conflict of interests and additional reporting and disclosure requirements. A further consideration for PBCs that may want to go public in the future is the degree of disclosure required in SEC filings. SEC registration statements, annual reports to shareholders, and certain other filings made by a PBC would need to describe in detail the practical consequences of the entity's PBC status, with particular attention paid to the impact on its directors' fiduciary duties.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.